SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2016

Synalloy Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4510 Cox Road, Suite 201, Richmond, Virginia	23060
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (864) 585-3605

Inapplicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On August 31, 2016, Synalloy Corporation, a Delaware corporation (“Synalloy”), and its subsidiaries entered into a Second Amended and Restated Loan Agreement (the “Credit Agreement”) with Branch Banking and Trust Company (“BB&T”). The description of the Credit Agreement is set forth in Item 2.03 of this report and is incorporated into this Item 1.01 by reference.

On September 1, 2016, Synalloy and its subsidiaries Bristol Metals, LLC, a Tennessee limited liability company, Specialty Pipe & Tube, Inc., a Delaware corporation, Palmer of Texas Tanks, Inc., a Texas corporation, Manufacturers Chemicals, LLC, a Tennessee limited liability company, and Manufacturers Soap & Chemical Company, a Tennessee corporation (collectively, the “Synalloy Companies”), entered into a Purchase and Sale Agreement (the “PSA”) with Store Capital Acquisitions, LLC, a Delaware limited liability company (“Store”), and an affiliate of Store Capital Corporation. Pursuant to the terms and conditions of the PSA, the Synalloy Companies have agreed to sell their real estate properties in Tennessee, South Carolina, Texas and Ohio to Store for a purchase price of $22.0 million. The parties’ obligations to consummate the transaction are subject to completion of due diligence and certain customary closing conditions.

As part of the transaction, and as a condition of closing, the Synalloy Companies have agreed to enter into absolute triple net leases with Store pursuant to which the Synalloy Companies will lease the locations for an initial term of 20 years, with two renewal options of ten years each. First year rent expense will be $1.892 million. The leases will include a rent escalator equal to the lesser of 1.25 times the percentage increase in the Consumer Price Index since the previous increase or 2.00%.
As a condition to the closing, Synalloy will provide payment and performance guaranties under the leases to provide a credit enhancement for the benefit of Store.
The closing of the sale-leaseback transaction is expected to provide Synalloy with net proceeds (after transaction-related costs) of approximately $21.75 million. The net proceeds would be used to pay down debt under Synalloy’s Credit Agreement, pursue future acquisitions, finance high return on investment capital projects, and for other corporate purposes. The transaction is expected to close in October.
The description of the agreements contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the agreements. The Company will file the agreements with the U.S. Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-Q.
A copy of the press release announcing the execution of these agreements is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2016, Synalloy and its subsidiaries, as borrowers, entered into the Credit Agreement with BB&T to create a new credit facility in the form of an asset-based revolving line of credit (the “Line”) in the amount of $45.0 million. The Line will be used to refinance the existing line of credit and two term loans currently outstanding to BB&T in the aggregate amount of approximately $24.2 million. The new maturity date is February 28, 2019.  Interest on the Line is calculated using the One Month LIBOR Rate (as defined in the Credit Agreement), plus 1.85%. Borrowings under the Line are limited to an amount equal to a Borrowing Base (as defined in the Credit Agreement) calculation that includes eligible accounts receivable and inventory.

Pursuant to the Credit Agreement, Synalloy was required to pledge all of its tangible and intangible properties, including the stock and membership interests of its subsidiaries. In the Credit Agreement, BB&T agreed to release its liens on the real estate properties covered by the PSA, assuming that transaction closes successfully.  Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on Synalloy’s maximum amount of capital expenditures per year, which is in line with currently projected needs.  Management does not believe that these covenants and restrictions will have an adverse effect on its operations.

The description of the Credit Agreement contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of such agreement. The Company will file the Credit Agreement with the U.S. Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Synalloy Corporation on September 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ CRAIG C. BRAM
Craig C. Bram
Chief Executive Officer

By: /S/ DENNIS M. LOUGHRAN
Dennis M. Loughran
Chief Financial Officer

Dated: September 1, 2016